UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2024

KKR & Co. Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34820	88-1203639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Yards
New York, NY 10001
Telephone: (212) 750-8300
(Address, zip code, and telephone number, including
area code, of registrant’s principal executive office.)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	KKR	New York Stock Exchange
4.625% Subordinated Notes due 2061 of KKR Group Finance Co. IX LLC	KKRS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 3, 2024, KKR Group Partnership L.P. and Kohlberg Kravis Roberts & Co. L.P., indirect subsidiaries of KKR & Co. Inc. (collectively, the “Borrowers”), entered into a Third Amended and Restated Credit Agreement (the “Corporate Credit Agreement”) by and among the Borrowers, the guarantors from time to time party thereto (together with the Borrowers, the “Loan Parties”), the lending institutions from time to time party thereto and HSBC Bank USA, National Association, as administrative agent (the “Administrative Agent”), which amends and restates in its entirety the Second Amended and Restated Credit Agreement, dated as of August 4, 2021 (as amended by the First Amendment and Lender Joinder Agreement, dated as of September 2, 2022), by and among the Loan Parties, the lending institutions from time to time party thereto and the Administrative Agent.

The Corporate Credit Agreement provides the Borrowers with a senior unsecured multicurrency revolving credit facility (the “Corporate Credit Facility”) in an aggregate principal amount of $2.75 billion, as of the closing date, with the option to request an increase in the facility amount of up to an additional $750 million, for an aggregate principal amount of $3.50 billion, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders.  The Corporate Credit Facility is a five-year facility, scheduled to mature on July 3, 2029, with the Borrowers’ option to extend the maturity date, subject to the consent of the applicable lenders, and the Borrowers may prepay, terminate or reduce the commitments under the Corporate Credit Facility at any time without penalty.  Borrowings under the Corporate Credit Facility are available for general corporate purposes and available in U.S. dollars and other currencies.  Interest on borrowings in U.S. dollars under the Corporate Credit Facility will be based on either term Secured Overnight Financing Rate (SOFR) or alternate base rate, with the applicable margin per annum based on a corporate ratings-based grid ranging from 57.5 basis points to 110 basis points for term SOFR borrowings plus a 10 basis point SOFR adjustment. The Borrowers have agreed to pay a facility fee on the total commitments at a rate per annum also based on a corporate ratings-based grid ranging from 5 basis points to 15 basis points. Borrowings under the Corporate Credit Facility are guaranteed by KKR & Co. Inc. and any entity (other than the Borrowers) that guarantees certain specified senior notes of KKR & Co. Inc.’s financing subsidiaries.

Certain other terms of the Corporate Credit Agreement include:

•
financial covenants that require KKR & Co. Inc. and its subsidiaries to maintain a maximum leverage ratio (excluding the indebtedness of KKR Financial Holdings LLC and The Global Atlantic Financial Group LLC and their respective subsidiaries) of not greater than 4.0x covenant EBITDA and to maintain at least $150 billion in fee paying assets under management;

•
customary affirmative covenants and certain negative covenants, including a limitation on the ability of the Borrowers and the guarantors to, among other things, pledge the stock of their subsidiaries; and

•	customary events of default, upon the occurrence of which the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. INC.

Date: July 10, 2024	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Secretary